Exhibit 10.42

CONFIDENTIAL

Term Sheet: SCOLR’s Ondansetron ER Licensing Agreement February 2010

The purpose of this licensing term sheet (“Term Sheet”) is to set forth the terms for an exclusive worldwide license agreement between SCOLR Pharma Inc., a Delaware corporation, or any subsidiaries thereof (“SCOLR”) and RedHill Biopharma Ltd. (“RedHill”), an Israeli corporation or its designee (collectively the “Parties”). This Term Sheet is binding on the Parties and is subject only to satisfactory technical, legal and other customary due diligence by RedHill, verifying inter alia that no drastic changes emerge vis a vis the currently estimated budgetary requirements, and regulatory, technical, IP and market risks, and the Parties entering into definite documentation (the “Agreement”) elaborating on the terms of this Term Sheet, and other customary terms including, without limitation, representations and warranties, liability and indemnity, and including a side letter to be executed by the original inventors/licensors (if other than SCOLR).

Limited Term

This document will expire and become null if not executed by both parties on or before Tuesday, February 16, 2010, 5pm EST.

Execution of the Agreement and closing of the transaction is anticipated no later than Monday, May 17, 2010 (“Closing”).

Product

Extended release (including, but not limited to, 24 hour extended release) Ondansetron tablet formulation based on SCOLR’s proprietary and patented CDT® delivery technology (the “Product”) for the prevention and treatment of nausea and all other indications whatsoever (for both human and animals), in all formulations and dosage forms, including all combination products and all SCOLR’s assets and IP whatsoever that are needed in any way for the development and commercialization of the Product (diagnostics, therapeutics, etc.)

License

Exclusive perpetual license to all SCOLR’s rights in and to the Product, including all patent rights and other intellectual property rights relating thereto to develop, manufacture and commercialize the Product for all indications and all products whatsoever including but not limited to all combination formulations with right to sub-license (and further sub-license) in all indications whatsoever, and the right to register as the exclusive licensee in all countries of the world.

Field	All indications whatsoever
Territory	Worldwide
R&D, Manufacturing and other Data

SCOLR shall provide RedHill, at no cost to RedHill, with all the information it has about the Products including, but not limited to, all Patents, R&D data, past trials data, communications with regulatory authorities in the US, Europe and elsewhere, manufacturing, supply, external service and other contracts and any and all other information whatsoever that is relevant for the development,

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marketing approval, marketing and other commercialization of the Product. SCOLR shall make available to RedHill any quantities of the Product it has on hand at no extra charge whatsoever.
Payments (US $)

Within 30 days of Closing: US $100,000 (USD one hundred thousand)

One-Time Milestones and Royalties: Payments are due only once and are not payable per indication or per territory (i.e., one-time milestone payments only). All milestone and royalty payments are due 60 days after the end of the relevant quarter in which the relevant milestone or royalty are actually met. The total aggregated payments shall not exceed a maximum cap amount of US $30 million (the “Cap Amount”). If the Cap Amount is reached, no additional payment of any kind whatsoever shall be due.

•   Final marketing approval by the FDA: $250,000 (USD 0.25 million)

•   First commercial sale: $250,000 (USD 0.25 million)

•   Net Sales Royalties (in the event of a sub-license to a third party partner or RedHill sells and distributes on its own): 8% of net sales actually received by RedHill from its own sales or from a third party partner, after recovery of all costs (to be defined) for a period of 10 (ten) years starting on the earlier of the date of the first commercial sale by RedHill or the third party partner. The detailed definition of “Net Sales” shall be included in the Agreement but generally includes, but is not limited to, generally recognized deductions such as customers allowances and credits, rebates, charge backs and discounts, freight, transport, packing and insurance charges, taxes and duties, bad debts, samples, liability and other insurance, third party IP royalties. The Agreement shall contain the details of customary audit rights for SCOLR and the audit process. The Agreement shall contain the details of customary audit rights for SCOLR.

Exclusivity and Due Diligence

SCOLR understands and acknowledges that RedHill will invest significant capital, management time and other resources during the due diligence period. Accordingly, for a period of 90 (ninety) days starting on the date of this Term Sheet (the “Due Diligence Exclusivity Period”), SCOLR shall fully and swiftly cooperate with RedHill and provide RedHill with all requested technical, legal, audit and other information that is reasonably and customarily necessary for conducting and completing such due diligence process. During the Due Diligence Exclusivity Period SCOLR shall not initiate, engage, or continue any discussions with any party other than RedHill with regard to a transaction covering or otherwise involving the Product in any way. Upon signing this Term Sheet SCOLR shall immediately discontinue any and all third party discussions regarding or affecting the Product in any way and shall immediately inform all relevant parties that it has formally entered a binding agreement and exclusivity period. SCOLR shall completely refrain from supplying any information to any third party concerning the Product during the Due Diligence

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Exclusivity Period. Furthermore, in the event that SCOLR’s corporate approval is not obtained by the end of the Due Diligence Exclusivity Period, or SCOLR otherwise declines or is unable to complete the transaction for whatever reason, SCOLR shall pay RedHill, within 7 (seven) days, an amount equal to US $100,000 to compensate RedHill for its due diligence costs and expenses, and other costs incurred by it, including alternative costs (“Breakup Fee”). Should RedHill decline to complete the transaction for reasons other than unsatisfactory due diligence results, RedHill shall pay SCOLR within 30 (thirty) days a Breakup Fee equal to US $100,000 to compensate SCOLR for hosting the due diligence and other costs incurred by it, including alternative costs.
Confidentiality

Subject to compulsory regulatory and legal requirements or (in the absence of such requirements) a written approval from the other party, neither party shall make any public release or other public disclosure to third parties (other than the parties’ professional advisors) concerning this Term Sheet, the Agreement contemplated hereby or the status of the discussions between or among SCOLR and RedHill without first obtaining a Non Disclosure Agreement from the third party. Subject to confidentiality, RedHill is expressly permitted to generally describe the Product to its investors provided it is done with the aim of securing the financing needed to continue the development of the Product. SCOLR is expressly permitted to make a public announcement about the Term Sheet and the Agreement provided no specific details (other than details required to be disclosed by the relevant laws and regulations) are disclosed without first obtaining RedHill’s pre-approval and comments to the relevant draft public announcements.

Diligence Obligation

RedHill will make a good faith, continuous and diligent effort to allocate appropriate financial resources (currently estimated by SCOLR at US $1.3 million) to prepare, initiate and complete the clinical development of the Product and file an application for regulatory marketing approval in accordance with industry standards (the “Diligence Obligation”). For the avoidance of any doubt, development failures, negative regulatory decisions, and/or other reasons that are beyond RedHill’s control, do not constitute a breach of the Diligence Obligation. SCOLR’s sole and exclusive remedy for a breach of the Diligence Obligation by RedHill shall be return by RedHill of the license rights to SCOLR.

Governing Law	This Term Sheet is exclusively governed by English law and the courts of London, England shall have jurisdiction of disputes regarding this Term Sheet.

Acknowledged and agreed:

For SCOLR Pharma, Inc.		For RedHill Biopharma Ltd.

By:	/s/ Stephan J. Turner	By:	/s/ Dror Ben-Asher
Title:	President & CEO	Title:	CEO
Date:	2/16/10	Date:	2/15/10

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